Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made effective as of [________] (the “Amendment Effective Date”), by and between TCR2 Therapeutics Inc., a Delaware corporation (the “Company”), and [________] (the “Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of [________] (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                 Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a)        the Company shall pay the Executive (i) an amount equal to [____]1 months of the Executive’s Base Salary (the “Severance Amount”) plus (ii) a pro rata bonus for the year in which the Date of Termination occurs, in an amount equal to the Target Bonus (assuming 100% personal goal achievement and 100% Company corporate goal achievement) prorated based on the Date of Termination (the “Pro Rata Bonus”). Notwithstanding the foregoing, the Separation Agreement and Release shall provide that if the Executive breaches any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement, all payments of the Severance Amount and the Pro Rata Bonus shall immediately cease; and”

2.                 The last unnumbered paragraph of Section 5 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Except for the Pro Rata Bonus, the amounts payable under this Section 5 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over [_____]2 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Pro Rata Bonus will be paid with the first installment of the Severance Amount. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).”

1 12 months for CEO; 9 months for non-CEO C-level executives; 6 months for VPs

2 12 months for CEO; 9 months for non-CEO C-level executives; 6 months for VPs

3.                 Section 6(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(i)              the Company shall pay the Executive (A) an amount equal to [___]3 months of the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) an amount equal to the Target Bonus (assuming 100% personal goal achievement and 100% Company corporate goal achievement) (together the “Change in Control Payment”).

4.                 The last unnumbered paragraph of Section 6(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“[The Change in Control Payment, less applicable withholdings, shall be paid out in a lump sum within 60 days after the Date of Termination.]4”[Except for the Target Bonus, the amounts payable under this Section 6(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over [___]5 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Target Bonus will be paid with the first installment of the Change in Control Payment. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).”]6

5.                 All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

6.                This Amendment shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

7.                 This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

3 18 months for CEO; 12 months for non-CEO C-level executives; 6 months for VPs.

4 For non-CEO C-level Executives and VPs.

5 18 months.

6 For CEO.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

TCR[2] THERAPEUTICS INC.

By:
Its:

EXECUTIVE

[Name]